Exhibit 99.1

KBR, Inc. Receives Bank Waiver of Compliance

for Revolving Credit Agreement

HOUSTON (May 13, 2014) – KBR Inc. (NYSE: KBR) announced today that the Company has received a Waiver of Compliance under its Five Year Revolving Credit Agreement dated as of December 2, 2011, for certain representations, warranties and covenants of the Credit Agreement. The Waiver relates to certain defaults that were triggered, or might have been triggered, from KBR’s May 5, 2014 announcement that it intends to restate its year ended December 31, 2013 financial statements, and from the timing and delivery of financial statements for the three months ended March 31, 2014, and related documents, due to delays caused by the pending restatement.

The Waiver is subject to KBR’s being current with its filings of its annual and quarterly reports with the SEC by August 30, 2014. With the receipt of the Waiver, no event of default exists under the Credit Agreement as a result of the pending restatement. KBR may request the issuance of new letters of credit and loan advances under the Credit Agreement in accordance with its terms.

“KBR is grateful for our financial institutions’ expeditious review and approval of this waiver,” said Mr. Brian K. Ferraioli, Executive Vice President and Chief Financial Officer and Interim Principal Executive for KBR. “Execution of this waiver reaffirms the confidence that our lending institutions have in KBR and its ongoing business.”

About KBR

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward-Looking Statement

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Zac Nagle

Vice President, Investor Relations and Communications

713-753-5082

Investors@kbr.com

Richard Goins

Director, Corporate Communications

713-751-9471

Mediarelations@kbr.com